77D: Policies with respect to security investments

On or about August 31, 2015, the fund seeks to achieve its investment objective by pursuing an actively managed equity strategy, combined with actively managed options strategies. These strategies are intended to provide the fund with a portfolio that will generate attractive long-term total returns, while limiting downside risk and improving returns during periods of significant, extreme downward market movement.

To implement the equity strategy, the fund invests in equity securities, including common stock, preferred stock, depositary receipts, options, futures, rights and warrants, as well as exchange-traded funds ("ETFs") that invest in equity securities. Under normal circumstances, the fund invests at least 80% of the value of its net assets, plus any borrowings for investment purposes, in securities of U.S. issuers.

Credit Suisse actively manages the equity strategy pursuant to a process that employs a proprietary investment technique designed to identify companies with the potential to outperform. This process involves four primary components: (1) life cycle stage classification,
(2) ranking, (3) fundamental analysis, and (4) securities selection. Credit Suisse starts by classifying companies according to life cycle stage (which Credit Suisse identifies as start-up, growth, cash cow, fading winner, restructuring, financials). A proprietary screening process is then used to identify and rank the companies within each life cycle stage in terms of relative attractiveness. The screening is based upon four themes: valuation (companies trading at a discount/premium to their theoretical values), quality (companies with generally high and stable levels of cash flow relative to their invested capital base), earnings momentum (companies with strong short-term earnings performance) and price momentum (companies with strong twelve-month price performance relative to a basket of regional peers). The data inputs used for these themes are derived from a framework developed by HOLT. HOLT is a Credit Suisse research group that has developed and maintains a global cash flow-based methodology for analyzing companies.

Credit Suisse then uses a bottom-up, fundamental analysis of the highlighted companies within each life cycle stage to identify companies that are expected to increase in price, while taking into account macroeconomic risks and other risk management considerations. The portion of the fund's investment portfolio managed pursuant to the equity strategy will generally consist of 50-70 positions selected by Credit Suisse, although the number can vary based on market conditions. The life cycle stage classification and rankings are reviewed weekly and portfolio holdings are rebalanced monthly.
Credit Suisse generally holds a position until the investment process described above indicates that the position be reduced or eliminated. Credit Suisse may also reduce or eliminate a position held by the fund for a variety of reasons, such as to realize profits or take advantage of better investment opportunities.

The fund's options strategies consist of a return enhancement strategy and a tail risk hedging strategy. To implement the return enhancement strategy, the fund enters into call and put option spread transactions and, to a lesser extent, purchases call and put options. The goal of the return enhancement strategy is to increase the fund's returns by generating option premium income or buying options that increase in value. When Credit Suisse perceives option valuations to be expensive (which tends to occur when investors generally expect high market volatility), it will seek to increase the fund's returns through option premium income from short option spread transactions.
In a short call option spread transaction, the fund will purchase call options with a strike price above the current value of the underlying reference asset or index ("out-of-the-money" call options) and sell a maximum of an equal number of out-of-the-money call options with a lower strike price than the call options purchased. In a short put option spread transaction, the fund will sell put options with a strike price below the current value of the underlying reference asset or index ("out-of-the-money" put options) and purchase a minimum of an equal number of out-of-the-money put options with a lower strike price than the put options sold.
Using short spreads enables the fund to potentially limit losses on options sold short. When Credit Suisse perceives options valuations to be inexpensive (which tends to occur when investors generally expect low market volatility), it will seek to increase the fund's returns through the purchase of out-of-the-money call and put options. These options transactions are intended to generate gains for the fund, as the options are repriced higher, or, in the case of purchased call options, because the value of the options increase as the market moves higher, or, in the case of purchased put options, because the value of the options increase as the market moves lower. The extent of the fund's implementation of its return enhancement strategy will vary over time based on Credit Suisse's assessment of market conditions, pricing of options, related risks and other factors.